EXHIBIT 99.1

NETGEAR'S Buckley to Leave

SAN JOSE, Calif. - May 11, 2012 - NETGEAR®, Inc. (NASDAQGM: NTGR), a global networking company that delivers innovative products to consumers, businesses and service providers, today announced that Shane Buckley, its Senior Vice President and General Manager, Commercial Business Unit, is leaving the company to pursue other opportunities. Upon Mr. Buckley's departure on May 15, 2012, NETGEAR Chairman and Chief Executive Officer Patrick Lo will temporarily take over as acting GM of the Commercial Business Unit until a permanent replacement can be hired.

Mr. Lo commented, “We thank Mr. Buckley for his contributions and for laying the foundation for our push into the 75-250 user small and medium business market. We wish him all the best in his new endeavors.”

About NETGEAR, Inc.
NETGEAR (NASDAQGM: NTGR) is a global networking company that delivers innovative products to consumers, businesses and service providers. For consumers, the company makes high performance, dependable and easy to use home networking, storage and digital media products to connect people with the Internet and their content and devices. For businesses, NETGEAR provides networking, storage and security solutions without the cost and complexity of big IT. The company also supplies top service providers with retail proven, whole home solutions for their customers. NETGEAR products are built on a variety of proven technologies such as wireless, Ethernet and Powerline, with a focus on reliability and ease-of-use. NETGEAR products are sold in approximately 29,000 retail locations around the globe, and through approximately 41,000 value-added resellers. The company's headquarters are in San Jose, Calif., with additional offices in 25 countries. NETGEAR is an ENERGY STAR® partner. More information is available at http://www.NETGEAR.com or by calling (408) 907-8000. Connect with NETGEAR at http://twitter.com/NETGEAR and http://www.facebook.com/NETGEAR.

© 2012 NETGEAR, Inc. NETGEAR and the NETGEAR logo are trademarks or registered trademarks of NETGEAR, Inc. in the United States and/or other countries. Information is subject to change without notice. All rights reserved.